                                                                   Exhibit 10.14

                  July 1 - December 31, 1997 Compensation Plan
                             Jethro J. Felton, III
                      Vice President  North American Sales


COMPENSATION OBJECTIVES
    1. Provide overall compensation that is competitive within the industry for the job position and responsibilities.
    2. Provide motivation to meet and exceed quantitative and qualitative goals for the development and management of the North American sales force.
    3. Ensure management of the North American sales force in a way that is fully compatible with and in support of, the Company's overall goals, especially attainment of quota objectives at specified expense levels.

TARGET COMPENSATION LEVEL AT PLAN
       Compensation at plan is $115,000 for the six-month period, with the opportunity for increased payout above that level based upon performance as described below.

PLAN DESCRIPTION
     The plan will operate with a base salary of $60,000 for the six-month period (paid semi-monthly). In addition to the base salary, there will be override bonus payments. Quarterly override bonus payments will be determined in accordance with the plan and paid upon completion of the quarter's closing, allowing reasonable time for administration. The override bonus payments will have no fixed upper limit. At target, the override bonus payments would total $55,000.

PLAN OPERATION
     Quantitative Incentive Payments: The override percentage is 0.3642% per dollar of revenue. At target, the revenue from North American sales is as follows:

          Q3'97    $ 6,700,000
          Q4'97    $ 8,400,000
                   -----------
          Total    $15,100,000